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                                                                    Exhibit g(1)


                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT, made as of the      day of          1999, by and between
MERRILL LYNCH SENIOR FLOATING RATE FUND II, INC., a Maryland corporation (hereinafter referred to as the "Fund"), and MERRILL LYNCH ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Investment Adviser").

                              W I T N E S S E T H:

         WHEREAS, the Fund intends to engage in business as a closed-end, non-diversified, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Investment Adviser is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Adviser's Act of 1940, as amended; and

         WHEREAS, the Fund desires to retain the Investment Adviser to provide management and investment advisory services to the Fund in the manner and on the terms hereinafter set forth; and

         WHEREAS, the Investment Adviser is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Investment Adviser hereby agree as follows:
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                                    ARTICLE I

                        Duties of the Investment Adviser

         The Fund hereby employs the Investment Adviser to act as a manager and investment adviser of the Fund and to furnish, or arrange for affiliates to furnish, the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Directors of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser and its affiliates for all purposes herein shall be deemed to be independent contractors and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

         (a) Management and Administrative Services. The Investment Adviser shall perform, or arrange for its affiliates to perform, the management and administrative services necessary for the operation of the Fund, including administering shareholder accounts and handling shareholder relations, pursuant to an Administration Agreement of even date herewith.

         (b) Investment Advisory Services. The Investment Adviser shall provide, or arrange for its affiliates to provide, the Fund with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of the Fund, shall furnish continuously an investment program for the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests or cash, subject always to the restrictions of the Articles of Incorporation and the By-Laws of the Fund,


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as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in filings made by the Fund under the Federal securities laws. The Investment Adviser shall make decisions for the Fund as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Board of Directors at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof in writing, the Investment Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above and, in particular, to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets of the Fund, the Investment Adviser is directed at all times to seek to obtain execution and prices within the policy guidelines determined by the Board of Directors and set forth in filings made by the Fund under the Federal securities laws. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Adviser may select brokers or dealers with which it or the Fund is affiliated.

         (c) Notice Upon Change in Partners of the Investment Adviser. The Investment Adviser is a limited partnership and its limited partner is Merrill Lynch & Co., Inc. and its


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general partner is Princeton Services, Inc. The Investment Adviser will notify the Fund of any change in the membership of the partnership within a reasonable time after such change.

                                   ARTICLE II

                       Allocation of Charges and Expenses

         (a) The Investment Adviser. The Investment Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide the office space, facilities, equipment and necessary personnel which it is obligated to provide under Article I hereof, and shall pay all compensation of officers of the Fund and all Directors of the Fund who are affiliated persons of the Investment Adviser.

         (b) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports, prospectuses, charges of the custodian, any sub-custodian and transfer agent, expenses of portfolio transactions, Securities and Exchange Commission fees, expenses of registering the shares of common stock under Federal, state and foreign laws, fees and actual out-of-pocket expenses of Directors who are not affiliated persons of the Investment Adviser, accounting and pricing costs (including the calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund. It also is understood that the Fund will reimburse the Investment Adviser for its costs incurred in providing accounting services to the Fund.


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                                   ARTICLE III

                     Compensation of the Investment Adviser


         (a) Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Investment Adviser, the Fund shall pay to the Investment Adviser at the end of each calendar month a fee based on the average daily value of the net assets of the Fund at the annual rate of 0.95 of 1.0% (0.95%) of the average daily net assets of the Fund, (i.e., the average daily value of the total assets of the Fund, minus the sum of accrued liabilities of the Fund and accumulated dividends on shares of outstanding preferred stock, if any), commencing on the day following effectiveness hereof. It is understood that the liquidation preference of any outstanding preferred stock (other than accumulated dividends) is not considered a liability in determining the Fund's average daily net assets. For purposes of this calculation, average daily net assets is determined at the end of each month on the basis of the average net assets of the Fund for each day during the month. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Subject to the provisions of subsection (b) hereof, payment of the Investment Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated by subsection (b) hereof. During any period when the determination of net asset value is suspended by the Board of Directors, the average net asset value of a share for the day prior to such suspension for this purpose shall be deemed to be the net asset value at the close of each succeeding day until it is again determined.


         (b) Expense Limitations. In the event the operating expenses of the Fund, including amounts payable to the Investment Adviser pursuant to subsection
(a) hereof, for any fiscal year


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ending on a date on which this Agreement is in effect exceed the expense limitations applicable to the Fund imposed by applicable state securities laws or regulations thereunder, as such limitations may be raised, lowered or waived from time to time, the Investment Adviser shall reduce its management and investment advisory fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, distribution fees, brokerage fees and commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Whenever the expenses of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to the Investment Adviser. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Investment Adviser's fee shall be applicable.

                                   ARTICLE IV

                Limitation of Liability of the Investment Adviser

         The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Investment Adviser" shall include any affiliates of the Investment Adviser

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performing services for the Fund contemplated hereby and directors, officers and employees of the Investment Adviser and of such affiliates.


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                                    ARTICLE V

                      Activities of the Investment Adviser

         The services of the Investment Adviser to the Fund are not to be deemed to be exclusive: the Investment Adviser and any person controlled by or under common control with the Investment Adviser (for purposes of this Article V referred to as "affiliates") are free to render services to others. It is understood that Board of Directors, officers, employees and shareholders of the Fund are or may become interested in the Investment Adviser and its affiliates, as directors, officers, employees, partners, and shareholders or otherwise and that directors, officers, employees, partners, and shareholders of the Investment Adviser and its affiliates are or may become similarly interested in the Fund, and that the Investment Adviser and directors, officers, employees, partners, and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI

                   Duration and Termination of this Agreement

         This Agreement shall become effective as of the date first above written and shall remain in force until February 28, 2001 and thereafter, but only so long as such continuance specifically is approved at least annually by
(i) the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund,


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or by the Investment Adviser, on sixty days' written notice to the other party.
In the event of its assignment, this Agreement shall automatically terminate.

                                   ARTICLE VII

                          Amendments of this Agreement

         This Agreement may be amended by the parties only if such amendment specifically is approved by the vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII

                          Definitions of Certain Terms

         The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX

                                  Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.


                                       MERRILL LYNCH SENIOR FLOATING
                                       RATE FUND II, INC.



                                       By _____________________________________
                                          Title:



                                       MERRILL LYNCH ASSET MANAGEMENT, L.P.

                                       By _____________________________________
                                          Title:


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